AMENDED AND RESTATED

FEE WAIVER AGREEMENT

VIRTUS EQUITY TRUST

This Amended and Restated Fee Waiver Agreement (the “Agreement”), effective as of June 30, 2011, is by and between Virtus Equity Trust, a Delaware statutory trust (the “Registrant”), on behalf of each series of the Registrant listed in Appendix A (each a “Fund” and collectively, the “Funds”) and the Distributor of each of the Funds, VP Distributors, Inc., a Connecticut corporation (the “Distributor”).

WHEREAS, the Distributor provides distribution services to the Funds pursuant to the terms and provisions of an Underwriting Agreement entered into between the Registrant and the Distributor (the “Underwriting Agreement”);

WHEREAS, the Distributor is entitled to certain fees for distribution services under the terms of one or more Distribution Plans (each, a “Rule 12b-1 Plan”) pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Distributor is subject to the rules promulgated by the Financial Industry Regulatory Authority, including NASD Rule 2830(d), which limits the sales charges and services fees that may be paid to the Distributor by the Funds; and

WHEREAS, the Distributor understands and intends that the Registrant will rely on this Agreement in accruing the expenses of the Registrant for purposes of calculating net asset value and for other purposes, and expressly permits the Registrant to do so.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Waiver of 12b-1 Fees. The Distributor hereby agrees to waive the 12b-1 fees to which it would otherwise be entitled under the Rule 12b-1 Plan, to the extent necessary for the Distributor and the Fund to remain in compliance with NASD Rule 2830(d).

2.	Term, Termination and Modification. This Agreement shall become effective on the date specified herein and shall remain in effect with respect to each Fund for one year and renew for subsequent one-year terms, unless notice is given by the terminating party at least thirty (30) days prior to the beginning of the new term. This Agreement also may be terminated by the Registrant on behalf of any one or more of the Funds at any time without payment of any penalty or by the Board of Trustees of the Registrant upon thirty (30) days’ written notice to the Distributor. In addition, this Agreement shall terminate with respect to a Fund upon termination of the Underwriting Agreement for that Fund.

3.	Assignment. This Agreement and all rights and obligations hereunder may not be assigned, as such term is interpreted under the 1940 Act, without the written consent of the other party.

4.	Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall otherwise be rendered invalid, the remainder of this Agreement shall not be affected thereby.

5.	Captions. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

6.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any Federal securities law, regulation or rule, including the 1940 Act and any rules and regulations promulgated thereunder.

7.	Liability. The Distributor agrees that it shall look only to the assets of the relevant class of each respective relevant Fund for performance of this Agreement and for payment of any claim the Distributor may have hereunder, and neither any other Fund (including the other series of the Registrant) or class of the Fund, nor any of the Registrant’s trustees, officers, employees, agents or shareholders, whether past, present or future, shall be personally liable therefor.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers.

VIRTUS EQUITY TRUST		VP DISTRIBUTORS, INC.

By:	/s/ George R. Aylward	By:	/s/ Jeffrey Cerutti
	George R. Aylward		Jeffrey Cerutti
	President		President

APPENDIX A

Funds

Virtus Strategic Growth Fund

Virtus Growth & Income Fund